PROSPECTUS

                                4,068,419 SHARES

                              VITECH AMERICA, INC.

                                  COMMON STOCK

         This Prospectus (the "Prospectus") relates to the offer and sale of up to 4,068,419 shares of Common Stock, no par value, (the "Common Stock") of Vitech America, Inc. (the "Company") by certain selling shareholders (the "Selling Security Holders"). Of the 4,068,419 shares of Common Stock offered hereby (the "Shares"), (i) up to 2,339,895 Shares are issuable upon conversion of $38,608,250 aggregate principal amount of 10% Convertible Promissory Notes ("Convertible Notes"), held by Selling Security Holders; (ii) 1,287,785 Shares issued upon conversion of a convertible note held by a Selling Security Holder issued in October 1997, and June and August 1997; (iii) 200,000 Shares issuable upon exercise of the representatives warrants issued in the Company's initial public offering exercisable at $14.00 per share; (iv) up to 219,443 shares issuable upon exercise of common stock purchase warrants exercisable at $16.50 per share issued in connection with an October 1997 financing transaction (the "Warrants") held by the Selling Security Holders and (v) 21,296 Shares of Common Stock issuable upon exercise of warrants issued in a private placement by the Company in August 1996.


                             ----------------------

       THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE
         "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN
           MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 18, 1997



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         The Selling Security Holders have advised the Company that they propose to sell the shares, from time to time, publicly or through broker-dealers as agents for others, or in private sales. See "Selling Security Holders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of Common Stock for the account of the Selling Security Holders except upon exercise of warrants. The Company has informed the Selling Security Holders that the anti-manipulative rules under the Exchange Act of 1934, Rule 10b-6 under Regulation M may apply to their sales in the market and has furnished the Selling Security Holders with a copy of these rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus in connection with any sale of securities registered hereunder.

         The Company will pay all offering expenses of this Offering including the SEC registration fee, legal fees and expenses, blue sky fees, accounting fees and expenses, printing expenses and miscellaneous expenses estimated to be $35,000, but will not pay discounts or commissions incurred by the Selling Security Holders in connection with the sale of these shares.


                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

         This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Act"), omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.









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                                TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----


AVAILABLE INFORMATION....................................................  2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................  4

RISK FACTORS.............................................................  5

THE COMPANY.............................................................. 12

ACQUISITION OF MICROTEC.................................................. 13

SELLING SECURITY HOLDERS................................................. 13

PLAN OF DISTRIBUTION..................................................... 17

DESCRIPTION OF SECURITIES................................................ 18

LEGAL MATTERS............................................................ 19

EXPERTS  ................................................................ 19

INDEMNIFICATION.......................................................... 19

INFORMATION NOT REQUIRED IN PROSPECTUS................................... 21


         The Common Stock of the Company is traded on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol: VTCH. On November 12, 1997, the last sale price of the Common Stock, as reported by the Nasdaq National Market, was $18.56 per share.

         No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Security Holders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

         The Company will not receive any proceeds from the sale of Common Stock for the account of the Selling Security Holders except for any fund received upon conversion of the warrants. The Company has informed the Selling Security Holder that the anti-manipulative rules under the Securities Exchange Act of 1934, Rule 10b-6 under Regulation M may apply to their sales in the market and has furnished the Selling Security Holder with a copy of these rules. The Company has also informed the Selling Security


                                        3
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Holder of the need for delivery of copies of this Prospectus in connection with any sale of securities registered hereunder.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

         The Company has previously and intends to furnish its stockholders with annual reports containing audited financial statements and may distribute quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

(a) Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996.

(b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

(c) The Company's Current Reports on Form 8-K dated July 10, 1997 as amended by Form 8-K/A filed September 23, 1997 and dated October 10, 1997, and dated December 2, 1997.

(d) The description of the Company's Common Stock contained in a registration statement filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

(e) All reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be part hereof from the respective date of filing of such documents.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be




                                        4
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incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to the Chief Financial Officer, Vitech America, Inc. at the Company's principal executive office, 8807 Northwest 23rd Street, Miami, Florida 33172, Telephone (305) 477-1161.


                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

MANAGEMENT OF GROWTH

         The Company has experienced substantial growth since inception, with consolidated revenues and consolidated net income increasing from $17,407,363 and $149,570, respectively, for the year ended December 31, 1994, to $48,488,996 and $6,904,834, respectively, for the year ended December 31, 1995, and $73,321,398 and $8,230,588, respectively, for the year ended December 31, 1996. Consolidated revenues and consolidated net income increased from $43,925,852 and $4,804,745, respectively, for the nine month period ended September 30, 1996 to $71,607,921 and $8,106,954, respectively, for the nine month period ended September 30, 1997. There can be no assurance that such growth will continue. While management has successfully managed such growth to date and the Company's infrastructure has been sufficient to support such growth, there can be no assurance that, if such growth continues, the Company's infrastructure will continue to be sufficient to support such larger enterprise.

FLUCTUATION OF QUARTERLY RESULTS

         The Company's quarterly net sales and operating results may vary significantly as a result of, among other things, historical seasonal purchasing patterns in Brazil, the volume and timing of orders received during a quarter, variations in sales mix, and delays in production schedules. Accordingly, the Company's historical financial performance is not necessarily a meaningful indicator of future results and, in general, management expects that the Company's financial results may vary materially from period to period.

CUSTOMER CONCENTRATION

         During the year ended December 31, 1996 and for the nine month period ended September 30, 1997, the Company was engaged as a contract manufacturer of televisions and video cassette recorders by Casas Bahia, a leading retailer of consumer electronic products in Brazil. Such sales accounted for approximately 30% and 14% of the Company's sales during such periods, respectively. The Company also had sales of personal computers to Casas Bahia for the year ended December 31, 1996, which accounted for approximately 8% of sales. Historically, the Company initiated the contract manufacturing of consumer electronic products in order to utilize excess capacity in its manufacturing facility. As the Company has expanded the production and sales of personal computers, it has elected to phase out the contract manufacturing of consumer electronics. While the Company believes that its expansion efforts in the areas of personal computers and related products will be sufficient to replace the loss of revenues associated with the contract manufacturing of consumer electronics, there can be no assurance that such expansion efforts will be successful.





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         During the nine month period ended September 30, 1997, the Company had sales to Goiania Tech Shop Informatica e Electronica Ltda., Tech Shop Ltda., and Rectech - Recife Tecnologia Ltda. which accounted for approximately 5%, 5% and 11% of the Company's sales, respectively. Such sales were made pursuant to purchase orders and there can be no assurance that such relationship will be maintained. Accordingly, the loss of one of these customers could have a material adverse effect on the Company. During the period ended September 30, 1997, other than Casas Bahia and the aforementioned companies, no one customer of the company accounted for more than 5% of sales. During the year ended December 31, 1996, other than Casas Bahia and Vitoria Tecnologia S.A., an affiliate through common ownership, no one customer of the Company accounted for more than 5% of the Company's sales during such period.

ACQUISITIONS; INTEGRATION OF MICROTEC INTO THE COMPANY'S OPERATIONS

         On July 10, 1997, the Company completed the acquisition of Microtec Sistemas Industria e Comercio S.A. ("Microtec"). Additionally, the Company's business strategy includes other potential acquisitions as they are targeted and consummated. Acquisitions, including Microtec, involve a number of risks that could adversely affect the Company's operating results, including (i) the diversion of management's attention; (ii) the assimilation of the operations and personnel of the acquired companies; (iii) the amortization of acquired intangible assets; (iv) the assumption of potential liabilities, disclosed or undisclosed, associated with the business acquired, which liabilities may exceed the amount of indemnification available from the seller; (v) the financial and accounting systems utilized by the business acquired will not meet the Company's standards; (vi) the business acquired will not maintain the quality of services that the Company has historically provided; (vii) the dilutive effect of the use of the Company's Common Stock as consideration for transactions; (viii) the inability to attract and retain qualified local management for both acquirees operations and the ensuing consolidated operations. There can be no assurance that the Company will consummate any future acquisitions on satisfactory terms, that adequate financing will be available on terms acceptable to the Company, or that any acquired operations will be successfully integrated or that such operations will ultimately have a positive impact on the Company, its financial condition or results of operations.

DEPENDENCE ON SUPPLIERS; CREDIT ARRANGEMENTS

         During the year ended December 31, 1996, the Company had no one supplier which accounted for in excess of 10% of purchases. During the nine month period ended September 30, 1997, the Company had one supplier which accounted for in excess of 10% of purchases. Substantially all of the Company's inventory has, and will be, purchased from manufacturers and distributors with whom the Company has entered into non-exclusive agreements, which are typically cancelable upon 30 days written notice. There can be no assurance that such agreements will not be canceled. While the Company does not believe that the loss of any one supplier would have a material adverse effect upon the Company since the components utilized in most products sold by the Company are available from multiple sources, the Company's future success will depend in part on its ability to maintain relationships with existing suppliers and to develop new relationships with additional suppliers. The loss of, or significant disruptions in relationships with, suppliers could have a material adverse effect on the Company's business since there can be no assurance that the Company will be able to replace lost suppliers on a timely basis.

         To date, the Company has materially benefited from extended credit terms that the Company has received from certain of its suppliers. Such terms enable the Company to defer payment during a significant portion of the Company's transport and manufacturing cycle thereby permitting the Company

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to increase its volume of purchases for components, parts, and equipment. In the event that the Company's suppliers were to impose more stringent credit terms with respect to the Company, in the absence of sufficient alternative financing on favorable terms, the Company could be materially adversely affected. In such event, there can be no assurance that the Company will obtain alternative financing on favorable terms, or at all.

COMPETITION

         The manufacturing and distribution of computer equipment and related products is highly competitive and requires substantial capital. The Company competes with, and will compete with, numerous international, national, and regional companies, many of which have significantly larger operations and greater financial, marketing, human, and other resources than the Company, which may give such competitors competitive advantages, including economies of scale and scope. Competitors include internationally recognized companies such as IBM, Acer, Hewlett Packard and Compaq. No assurance can be given that the Company will successfully compete in any market in which it conducts or may conduct operations.

POLITICAL AND ECONOMIC UNCERTAINTY

         Notwithstanding the recent stability of the Brazilian economy and Brazil's unrestricted foreign exchange market, the Brazilian economy has been characterized by frequent and occasionally substantial intervention by the Brazilian Government. The Brazilian Government has, in the past, substantially influenced monetary, credit, tariff, and other policies, including exchange rates, and has utilized price and wage controls, the restriction of bank accounts, capital controls, and restrictions on exports to influence the economy, including to reduce extremely high levels of inflation. In addition, the Brazilian political environment has been characterized by high levels of uncertainty since the country returned to civilian rule in 1985. Furthermore, there have been periodic strikes among workers in Brazil's public sector, and any such incidents in the future could have a material adverse effect on the Company's operations during such periods. In November 1997, the Brazilian Government introduced a budget cutting plan designed to control Brazil's budget and trade deficits. The plan, which includes measures ranging from tax increases to public sector layoffs is designed to save the Brazilian government approximately $20 billion Reals. These proposed changes in addition to future changes in, or the implementation of, such policies, and increased Brazilian political uncertainty, could also have a material adverse effect on the Company and its financial results.

FOREIGN EXCHANGE RISK

         The relationship of Brazil's currency to the value of the U.S. dollar, and the relative rate of devaluation of Brazil's currency, may affect the Company's operating results. In particular, the Company's accounts receivable are denominated in the Brazilian local currency, the Real, while the Company's operating results are recorded in U.S. dollars. Accordingly, any significant devaluation of the Real relative to the U.S. dollar could have a material adverse effect on the Company's operating results. Although the Company had used Brazilian Real futures and options contracts during 1996, in an effort to hedge against currency risks, its highest coverage at any one time had only met 20% of its exposure, consisting of accounts receivable denominated in Reals, net of accounts payable and other current liabilities denominated in Reals. Currently, the Company is not engaged in any hedging activities, however, the Company is constantly monitoring its exposure to currency risks and plans to use hedging activities to offset currency risks as it deems appropriate. While translation losses have not had a material

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effect on the Company's financial position, the Company did experience a translation loss of approximately $547,077 for the year ended December 31, 1996 and $1,615,863 for the nine months ended September 30, 1997.

CONSEQUENCES OF TECHNOLOGICAL CHANGES

         The market for the Company's products is characterized by continuous and rapid technological advances and evolving industry standards. Compatibility with industry standards in areas such as operating systems and communications protocols is material to the Company's marketing strategy and product development efforts. In order to remain competitive, the Company must respond effectively to technological changes by continuing to enhance and improve its existing products to incorporate emerging or evolving standards and by successfully developing and introducing new products that meet customer requirements. There can be no assurance that the Company will successfully develop, market, or support such products or that the Company will respond effectively to technological changes or new product announcements or introductions by others. In the event that the Company does not enhance and improve its products, the Company's sales and financial results could be materially adversely affected. In addition, there can be no assurance that, as a result of technological changes, a portion of the inventory of the Company would not be rendered obsolete.

POSSIBLE NEED FOR ADDITIONAL FINANCING

         To maintain historical levels of growth, the Company may need to seek additional funding through public or private financing and may, when attractive sources of capital become available, elect to obtain capital in anticipation of such needs. Adequate funds for growth through internal expansion and through acquisitions may not be available when needed or may not be available on terms favorable to the Company. If additional funds are raised by issuing equity securities or related instruments with conversion or warrant features, dilution to existing shareholders may result. If funding is insufficient, the Company may be required to delay, reduce the scope of or eliminate some or all of its expansion programs. In addition, the Company has in the past sought funding through third parties related to the Company's management and there can be no assurance that these sources can be relied upon in the future. Based on the Company's operating plan, the Company believes that it's completed October 1997 financing, together with projected cash flows from continuing operations and existing and contemplated sources of credit will be sufficient to satisfy its capital requirements and finance its plans for expansion for at least the next 12 months. Such belief is based on certain assumptions, and there can be no assurance that such assumptions are correct. Accordingly, there can be no assurance that such resources will be sufficient to satisfy the Company's capital requirements for such period. Also, there can be no assurance that such contemplated sources will be available at the time they are needed. In any of such events, the Company may be unable to implement its current plans for expansion.

DEPENDENCE ON KEY PERSONNEL; RECRUITMENT OF ADDITIONAL PERSONNEL

         The Company is dependent upon the efforts and abilities of Georges C. St. Laurent III, its Chairman of the Board and Chief Executive Officer, and William C. St. Laurent, its President and Chief Operating Officer. Each of such individuals is a substantial shareholder of the Company and has entered into an employment agreement with the Company which terminates on December 31, 1998. The loss or unavailability of the services of either of these individuals for any significant period of time could have a material adverse effect on the Company's business prospects. The Company has obtained, and is the sole beneficiary of, key-person life insurance in the amount of $2 million on the life of each of Messrs.

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St. Laurent. There can be no assurance that such insurance will continue to be available on reasonable terms, or at all.

         The ability of the Company to attract and retain highly skilled personnel is critical to the operations of the Company. To date, the Company has been able to attract and retain the personnel necessary for its operations. However, there can be no assurance that the Company will be able to do so in the future, particularly in light of the Company's expansion plans. If the Company is unable to attract and retain personnel with necessary skills when needed, its business and expansion plans could be materially adversely affected.

AFFILIATED TRANSACTIONS AND CONFLICTS OF INTEREST

         From inception through mid-1996, the Company bought and sold products to and from Victoria Tecnologia S.A., an entity controlled by William C. St. Laurent, the President and Chief Operating Officer of the Company. The Company has also, since 1995, received loans and sold certain of its accounts receivables to Mr. Georges C. St. Laurent, Jr., the father of Georges C. St. Laurent III, the Company's Chairman of the Board and Chief Executive Officer, and William C. St. Laurent. The terms of these transactions were no less favorable to the Company than could be obtained from unaffiliated parties. To the extent the Company enters into transactions with affiliated persons and entities in the future, it will do so only on terms no less favorable to the Company than those available from unaffiliated parties.

ASSETS OUTSIDE THE U.S.; ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

         While the Company is a U.S. corporation with executive offices in Florida, its principal operations are conducted by the Company's subsidiaries, Bahiatech - Bahia Tecnologia Ltda. ("Bahiatech"), and Microtec which are both domiciled in Brazil. For the foreseeable future, a substantial portion of the Company's assets will be held or used outside the U.S. (in Brazil). Enforcement by investors of civil liabilities under the Federal securities laws may also be affected by the fact that while the Company is located in the U.S., its principal subsidiary and operations are located in Brazil. Although the Company's executive officers and directors are residents of the U.S., except Mr. Touma Makdassi Elias, who is a resident of Brazil, all or a substantial portion of the assets of the Company are located outside the U.S.

EXPIRATION OF TAX-EXEMPT STATUS

         The government of the State of Bahia, Brazil has issued a decree that exempts Bahiatech, through and including the year 2003, from the payment of state import duties, state sales tax, and state services tax. Bahiatech is also exempted from the payment of Brazilian federal income tax through and including the year 2004. The abatement will continue during the exemption period provided that 20% of the budgeted production goals negotiated from time to time by Bahiatech and the federal government of Brazil in units are met in each year during the Company's exemption period. Accordingly, upon the expiration of Bahiatech's tax-exempt status, or the inability of Bahiatech and the federal government of Brazil to renegotiate such budgeted production goals, the Company's after-tax earnings may be expected to decline substantially. While Bahiatech and the federal government of Brazil have agreed to budgeted production goals in the past, there can be no assurance that they will successfully do so in future periods. Without the exemption, Bahiatech would have been subject to additional Brazilian federal income tax of approximately $2.2 million in 1996. Bahiatech is not exempted from the payment of a federal social contribution tax of 9.09% of income. Microtec is not exempt from state taxes or federal income taxes.

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NO DIVIDENDS

         The Company has not paid any cash dividends on the Common Stock since its inception and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. For the foreseeable future, the Company intends to reinvest earnings of the Company, if any, in the development and expansion of its business.

LIMITATION ON SUBSIDIARY TO REPATRIATE EXCESS RETAINED EARNINGS

         For the foreseeable future, Bahiatech, the Company's Brazilian subsidiary, does not intend to distribute any excess retained earnings to its U.S. parent, but to reinvest such earnings, if any, in the development and expansion of its business. Substantially all of the retained earnings of the Company on a consolidated basis have been attributable to Bahiatech. Bahiatech is exempt from the payment of Brazilian federal income tax through and including the year 2004. Tax exemption benefits cannot be distributed as dividends to the parent Company in U.S. dollars and are segregated for capital reserves and offsetting accumulated losses in accordance with Brazilian law. For the year ended December 31, 1996 the tax exemption benefits amounted to $2,163,667 or approximately $0.24 per share.

         In the future, should Bahiatech wish to remit retained earnings in excess of the tax exemption benefits, it may do so only in Real denominated currency (the Brazilian currency). In order for a company to remit retained earnings abroad in a currency other than the Real, Brazilian law first requires the registration of the foreign capital upon which those retained earnings were made. The Company has applied with the Central Bank of Brazil to register its original foreign capital investment in Bahiatech in order to allow Bahiatech to remit excess retained earnings in US$ denominations. While the Company believes that such application will be approved by the Central Bank, there can be no assurance that such event will occur. In the event that the Company's application is not approved, then Bahiatech, if it so chooses, will be able to remit excess retained earnings in Real denominated currency only. Microtec is not subject to such limitation.

EXERCISE OF WARRANTS AND OPTIONS

         The Company has options and warrants to purchase a total of 4,636,582 shares of Common Stock at prices between $9 and $25 per share, including 4,242,476 options issued to directors, consultants, and members of management. The existence of such options and warrants may adversely affect the terms under which the Company could obtain additional equity capital. The exercise of these warrants and options may materially adversely affect the market price of the Common Stock. In addition, the Company has agreed it will register under federal and state securities laws underlying warrants and the securities issuable thereunder, under certain circumstances.

SHARES ELIGIBLE FOR FUTURE SALE

         The sale, or availability for sale, of a substantial number of shares of Common Stock in the public market pursuant to Rule 144 under the Securities Act ("Rule 144") or otherwise could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. The availability of Rule 144 to the holders of restricted securities of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company. 8,192,497 shares of the Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act. All of the Company's executive officers and directors have agreed not to sell their shares of Common Stock for a period of 24 months from November 1, 1996, the date of the Company's initial public offering, without prior written consent of the underwriter in the Company's November 1996 initial public offering.

CONTROL OF THE COMPANY BY MANAGEMENT

         The management of the Company beneficially own approximately 73% of the outstanding shares of Common Stock. Accordingly, the management of the Company has the ability to elect the Company's entire Board of Directors and control the outcome of all matters submitted to a vote of the shareholders of the Company.

GOVERNMENT REGULATION

         The manufacture of computer equipment and related products is subject to various forms of government regulation in the United States and Brazil. The Company and its operations are affected by technology transfer and licensing regulations, tariff regulations, regulations governing currency conversion and transfers of profits between jurisdictions, and labor regulations, among others. While the Company does not believe that such regulations adversely effect the Company or its business presently, there can be no assurance that such regulations will not materially adversely affect the Company in the future.

         In addition, the government of Brazil has exercised, and continues to exercise, substantial influence over many aspects of the private sector in Brazil.

AUTHORIZATION OF PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS

         The Board of Directors is authorized to issue shares of preferred stock and to determine the dividend, liquidation, conversion, redemption, and other rights, preferences, and limitations of such shares without any further vote or action of the shareholders. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its preferred stock, although there can be no assurance that the Company will not do so in the future.

SHARE PRICE VOLATILITY

         The market for securities of technology companies and companies that participate in emerging markets historically has been more volatile than the market for stocks in general. The price of the Common Stock of the Company may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcement of acquisitions, vendor additions or cancellations, creation or elimination of banking or other funding opportunities, favorable or unfavorable coverage of the Company or its officers by the press, and the availability of new products, technology, or services. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many technology and emerging market companies, both related and unrelated to the operating results of the company. These market fluctuations and other factors may affect the market for the Common Stock.

                                   THE COMPANY

         The Company is engaged in the manufacture and distribution of computer equipment and related products, as well as the financing of the purchase thereof, in the Federal Republic of Brazil. The Company's products, which include personal computers and multimedia systems and related peripheral products, networking and system integration equipment, and consumer electronics, are marketed under Company-owned and other brand names for distribution through a variety of channels in the Brazilian marketplace. In addition, the Company maintains an engineering support service dedicated to assisting the Company's customers in effecting networking and system integration solutions.

         The Company's principal operations are conducted in Brazil by its wholly-owned Brazilian subsidiaries, Bahiatech and Microtec. The parent company, Vitech America, Inc., sources products in the United States and throughout the world for Bahiatech and engages in the distribution of those products to Bahiatech. Principally all of the consolidated revenues of the Company have been recognized in Brazil by Bahiatech. For the year ended December 31, 1996, 96% of the consolidated revenues of the Company were recognized in Brazil by Bahiatech as compared to 33% of the consolidated revenues for the year ended December 31, 1995.

         The Company has experienced substantial growth since inception, with consolidated revenues and consolidated net income increasing from $17,407,363 and $149,570, respectively, for the year ended December 31, 1994, to $48,488,996 and $6,904,834, respectively, for the year ended December 31, 1995, and $73,321,398 and $8,230,588, respectively, for the year ended December 31, 1996. Consolidated revenues and consolidated net income increased from $43,925,852 and $4,804,745, respectively, for the nine month period ended September 30, 1996 to $71,607,921 and $8,106,954, respectively, for the nine month period ended September 30, 1997.

         As a result of the increasing stability of the economy and the growth of a middle class in Brazil, demand for computer equipment and related products in Brazil has increased significantly over the last five years. Based upon news and trade reports, the Company believes that the market for computer equipment and related products in Brazil is expected to grow at the rate of approximately 30% annually for at least the next 5 years. The Company believes that it is particularly well-positioned to capitalize upon such anticipated growth based upon: (i) the Company's knowledge of prevailing customs, importation practices, technology and labor bases, marketing dynamics, and economic conditions in Brazil, together with the Company's existing relationships with U.S. and Asian suppliers and understanding of technology development; (ii) the Company's integrated manufacturing, research and development, sales, and warehousing facilities in Brazil; (iii) the Company's existing national direct distribution network in Brazil; and (iv) the Company's ability to provide flexible financing alternatives to potential purchasers of the Company's products.

         The Company's business strategy is to continue to grow and capture a larger share of the computer equipment market in Brazil by: (i) continuing to expand its inventory; (ii) continuing to expand manufacturing capacity; (iii) continuing to expand the direct distribution channels for the Company's products in Brazil; (iv) continuing to expand the Company's direct marketing and consumer financing program; (v) continuing to increase brand name recognition through marketing; (vi) maintaining and enhancing its technological edge by increasing its engineering efforts; and (vii) seeking strategic acquisitions, mergers, and business relationships both in Brazil and elsewhere.

         The Company was incorporated on June 24, 1993 under the laws of the State of Florida. Its principal executive offices are located at 8807 Northwest 23rd Street, Miami, Florida 33172, and its telephone number is (305) 477-1161. Bahiatech was incorporated on May 8, 1995 under the laws of Brazil.


                             ACQUISITION OF MICROTEC


         In furtherance of its business strategy, the Company, on July 10, 1997, acquired 94.4% of the outstanding capital stock of Microtec. The purchase price for such acquisition was $14,650,000 payable in cash and Common Stock of the Company. Microtec, based in Cotia, Sao Paulo, Brazil, is engaged in the manufacture and distribution of personal computers and servers in the Federal Republic of Brazil. Microtec sells directly to corporate and government clients and through a nationwide network of over 400 resellers. Microtec participates heavily in all levels of bids and public solicitations in Brazil. Since 1983, Microtec has established a brand name recognition for quality products and services in the Brazilian market. Microtec has an installed base of approximately 230,000 personal computers in Brazil. Microtec sources components in Brazil as well as in China, Taiwan, and the United States. Microtec, one of the first PC manufacturers in Brazil, has extensive experience in engineering and design of personal computers and has been granted an ISO-9001 certification. Microtec has a nationwide network of technical assistance and service centers, giving it a comprehensive post-sale support system for the Brazilian market.

         Net revenues and net income for Microtec have increased from $48,382,000 and $181,000, respectively, for the year ended December 31, 1995, to $72,117,000 and $2,089,000, respectively, for the year ended December 31, 1996.


                            SELLING SECURITY HOLDERS

SECURITIES PURCHASE AGREEMENT AND SUBSCRIPTION AGREEMENT

         On October 10, 1997, the Company issued $20 million aggregate principal amount of 10% Convertible Promissory Notes. The Notes are initially convertible at a conversion price of $16.50 (the "Initial Conversion Price"), subject to stock splits, stock dividends, rights offering by the Company and certain combinations, capitalizations, reclassifications, extraordinary distributions and other similar events. In the event that the Company shall decline to repay in full, following the exercise by the Noteholders of the first or second put right (as defined below), the Initial Conversion Price shall be (i) the lesser of .85 multiplied by the 10-day weighted average sale price (the "WASP") as reported on Nasdaq as reported by Bloomberg, L.P. (or other principal exchange on which the Company's securities are traded) for the lowest 10-day consecutive period during the 30 consecutive trading day period ending one trading day prior to the conversion date and (ii) $16.50 per share.

         Beginning October 10, 1998 and continuing for a period of 30 days thereafter, each Noteholder shall have the right ("First Put Right") to request the Company to repurchase all, but not less than all the outstanding Notes held by such Holder at a price equal to 110% of the principal amount thereof plus accrued and unpaid interest thereon. Commencing 180 days after the First Put Date and continuing for a period of 30 days thereafter, each Noteholder shall have a second right (the "Second Put Right") to request the Company to repurchase all, but not less than all the outstanding Notes at a price equal to 115% of the principal amount thereof plus accrued and unpaid interest. The purchase price for any Put Right shall be paid in four equal monthly installments on the last business day of each month commencing on the first full month following the Put Notice with respect to the First or Second Put Right, with interest on each installment at the rate of 10% per annum. The Company shall have the right at any time from time to time commencing on October 10, 1998 to purchase from any holder of the Notes, the Notes at a call price of 112% of the principal amount, plus accrued and unpaid interest thereon provided that such Call Price shall be increased by 1% per month.

         The Company is obligated under the terms of the Agreements to prepare and file a Registration Statement providing for the resale of the shares of Common Stock issuable upon conversion of the Convertible Notes within 20 days of November 4, 1997 and to use its best efforts to have such Registration Statement declare effective on or before January 15, 1998. In the event that such Registration Statement is not declared effective by such date, the Company shall pay to each Noteholder monthly, the greater of (x), the pro rata portion of the amount equal to 1.5% of the aggregate outstanding principal amount of the Convertible Notes held by such holder, which monthly amount will be increased to 2% in the event that such Registration Statement is not declared effective by February 15, 1998 or (y), $2,500 for each day the Registration Statement is not declared effective by January 15, 1998.

         In no event shall the Company issue more than 19.9% of its issued and outstanding shares of Common Stock in connection with each separate issuance of Convertible Notes ,unless the Company shall obtain stockholder approval or waiver of such requirement by the Nasdaq Stock Market. Unless the Company shall obtain stockholder approval or waiver of such requirement by the Nasdaq Stock Market within the time period set forth within the Securities Purchase Agreement, the principal amount of the Convertible Notes, which may not be converted because of such limitation, will be payable at a formula price which shall be the amount equal to the greater of (i) the aggregate principal amount of the Convertible Notes then outstanding, together with all accrued and unpaid interest thereon, in the sum of (a) the products of (x) the number of shares of Common Stock which the Convertible Notes being redeemed are then convertible at the current conversion price and (y) the WASP on the date the Convertible Notes are redeemed, plus (c) accrued and unpaid interest on the Convertible Notes the date of repayment.

         The Company also issued on October 10, 1997, additional $18,600,000 aggregate principal amount 10% Convertible Notes. The Convertible Notes were issued in a Private Placement and under the terms and conditions of a Subscription Agreement. The Subscription Agreement and the terms contained therein were substantially similar to the terms in the Securities Purchase Agreement described above, provided, however, that the Company will not incur any penalties in the event that the shares underlying the Convertible Notes were not registered in ninety (90) days as of November 1, 1997. In connection with both of the above financings, the Company issued 219,443 common stock purchase warrants.

         In connection with the initial public offering in November 1996, the Company issued 200,000 warrants to purchase Common Stock to representatives of the underwriters. In August 1996 the Company issued 21,296 common stock purchase warrants in a private placement. The Company also issued in June, August and October 1997, the St. Laurent Notes in the principal amount of $20,000,000 convertible into 1,287,785 shares of Common Stock.

STOCK OWNERSHIP

         The following table sets forth the name of the Selling Security Holder, the amount of shares of Stock held directly or indirectly underlying the Convertible Notes and Warrants owned by the Selling Security Holder at the date thereof. The amount of shares of Common Stock being offered by the Selling

Security Holder and the amount to be owned by the Selling Security Holder following the sale of such shares of Common Stock.

                                                  NUMBER OF                SHARES TO      SHARES TO BE OWNED
NAME OF SELLING SECURITY HOLDER                 SHARES OWNED(1)           BE OFFERED        AFTER OFFERING
-------------------------------                 ---------------           ----------      -------------------
North Hampton Holding
  Corporation III(2)                                100,000                100,000               0
Robert J. Setteducati(2)                             25,000                 25,000               0
Michael A. Bresner(2)                                19,000                 19,000               0
James C. Witze(2)                                     2,000                  2,000               0
William Masucc(2)                                    10,000                 10,000               0
Michael S. Smith(2)                                   3,000                  3,000               0
Thomas S. Parigian(2)                                10,000                 10,000               0
Joseph Galligan(2)                                    3,000                  3,000               0
Michael Vanechanos(2)                                 1,000                  1,000               0
Glenn Busch(2)                                        2,000                  2,000               0
Michael Bergin(2)                                     2,000                  2,000               0
Jack Bruscianelli(2)                                  1,500                  1,500               0
Gary Stewart(2)                                       1,500                  1,500               0
Jerome Feldman(2)                                    20,000                 20,000               0
Tresley, David and Cindy(2)                           8,000                  8,000               0
Swedbank (Luxembourg) S.A.(2)                         5,000                  5,000               0
Dennis and B. Elaine Brubaker(2)                      2,000                  2,000               0
Curry Family Trust(2)                                 2,000                  2,000               0
Robert P. Bain(2)                                     2,000                  2,000               0
Geoffroy del Marmol(2)                                1,296                  1,296               0
Daniel Phelan(2)                                      1,000                  1,000               0
Joseph K. Meyer(2)                                   66,633(5)              46,633          20,000(5)
Parker Quillen(2)                                    45,538                 45,538               0
Infinity Investors Limited(2)                       103,029                103,029               0
Infinity Emerging Opportunities
  Limited(2)                                          6,061                  6,061               0
Summit Capital Limited(2)                             6,061                  6,061               0
Glacier Capital Limited(2)                            6,061                  6,061               0
Little Wing LP(2)                                     4,242                  4,242               0
Tradewinds Fund Ltd.(2)                                 909                    909               0
Contrary Fund Ltd.(2)                                   909                    909               0
Infinity Investors Limited(3)                     1,030,304              1,030,304               0
Infinity Emerging Opportunities
  Limited(3)                                         60,606                 60,606               0
Summit Capital Limited(3)                            60,606                 60,606               0
Glacier Capital Limited(3)                           60,606                 60,606               0
Georges C. St. Laurent Jr.(3)                     1,077,595(4)           1,287,785       1,077,595
Eugenie & Joseph Jones
  Family Foundation(3)                               24,242                 24,242               0
Susan Jones Gundlach(3)                              12,121                 12,121               0
Whitcust & Co.(3)                                   224,243                224,243               0


                                       15


                                                  NUMBER OF                SHARES TO      SHARES TO BE OWNED
NAME OF SELLING SECURITY HOLDER                 SHARES OWNED(1)           BE OFFERED        AFTER OFFERING
-------------------------------                 ---------------           ----------      -------------------

Institute of Mental Hygiene(3)                       12,121                 12,121               0
Burgeois Bennett Thokey & Hickey
  401(k) Profit Sharing Plan & Trust(3)              12,121                 12,121               0
The Toler Foundation(3)                              18,182                 18,182               0
Enbecee Company(3)                                  121,212                121,212               0
Reliable Credit Profit Sharing Trust(3)              15,152                 15,152               0
David E. Palmisano(3)                                 3,030                  3,030               0
David E. & Becky Palmisano
  JT TEN(3)                                          12,121                 12,121               0
Richard F. Deich(3)                                   6,061                  6,061               0
Earle C. May(3)                                       6,061                  6,061               0
Earl E. Schatz(3)                                    12,121                 12,121               0
Gerald T. Lisac IRA Rollover(3)                      18,182                 18,182               0
Gerald T. Lisac & Maryann
  Lisac JT TEN(3)                                     2,424                  2,424               0
J.R. Mann(3)                                          6,061                  6,061               0
Paul R. Farago Trust(3)                              24,242                 24,242               0
Joe L. Mangan(3)                                     18,182                 18,182               0
Peter R. Evans(3)                                     3,030                  3,030               0
David C. Mann(3)                                     25,758                 25,758               0
Smooch Reynolds(3)                                    3,030                  3,030               0
Jack Reynolds(3)                                      9,091                  9,091               0
Jerry E. Nye, M.D.
  PC Pension & Profit Sharing
  Trust (SNWSC & CO.)(3)                              3,030                  3,030               0
Alexandra Rome Revocable Trust(3)                    18,182                 18,182               0
Alexandra Rome Mudd & Alexandra
  Rome JT TEN(3)                                      6,061                  6,061               0
Alyssa Rome Mudd & Alexandra
  Rome JT TEN(3)                                      6,061                  6,061               0
Alexandra Rome Cust for Emily
  Rome Mudd UCAUTMA(3)                                4,545                  4,545               0
Marc Iseri M.D. P.C. Pension
  Plan (SNWSC & CO.)(3)                              15,152                 15,152               0
Reliable Credit Association, Inc.
  Pension Plan(3)                                    15,152                 15,152               0
K & C Family Trust(3)                                 3,030                  3,030               0
The Cuttyhunk Fund Limited(3)                        24,242                 24,242               0
Little Wing LP(3)                                    42,424                 42,424               0
Tradewinds Fund Ltd.(3)                               9,091                  9,091               0
Contrary Fund Ltd.(3)                                 9,091                  9,091               0
Crane Mills, Inc.(3)                                 15,152                 15,152               0
David Sloop(3)                                        9,091                  9,091               0
Drucilla Sloop(3)                                       909                    909               0
John C. Swatman(3)                                    3,030                  3,030               0


                                       16


                                                  NUMBER OF                SHARES TO      SHARES TO BE OWNED
NAME OF SELLING SECURITY HOLDER                 SHARES OWNED(1)           BE OFFERED        AFTER OFFERING
-------------------------------                 ---------------           ----------      -------------------

Jill B. Meyer(3)                                        576                    576               0
Compass Advisors, Inc.(3)                             1,515                  1,515               0
David & Drucilla Sloop(3)                             1,818                  1,818               0
Quimby Welding Supplies(3)                            6,061                  6,061               0
Wayne M. Quimby(3)                                    2,424                  2,424               0
Elaine N. Quimby(3)                                   2,121                  2,121               0
Emerging Markets Debt I, LP(3)                      303,030                303,030               0
Charles D. & Trina T. Denson(3)                       6,061                  6,061               0
Kensington Partners LP I(3)                          30,303                 30,303               0
Kensington Partners LP II(3)                            833                    833               0

(1) Represents shares of Common Stock issuable upon conversion of the Convertible Notes, the St. Laurent Notes and upon the exercise of Common Stock Warrants.

(2) Represent the shares of Common Stock issuable upon conversion of Warrants.

(3) Represents shares of Common Stock issuable upon conversion of Convertible Notes based upon the number of shares required to be registered for resale pursuant to the Subscription Agreement and Securities Purchase Agreement relating thereto. The initial number of shares issuable at the conversion of the Convertible Notes will depend upon the timing of the conversion.

(4) Does not include 1,287,785 shares of Common Stock issuable upon conversion of the St. Laurent Notes. The St. Laurent Notes may not be converted unless Mr. St. Laurent gives 90 days prior written notice. As of the date of this Prospectus, no such notice has been given. Includes stock options to purchase 69,843 shares of Common Stock.

(5)      Includes stock options to purchase 20,000 shares of Common Stock.

         The Company has agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the Shares, including but not limited to, all fees and expenses in preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any sale by the Selling Security Holders.


                              PLAN OF DISTRIBUTION


         The Shares offered hereby by the Selling Security Holders may be sold from time to time by the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, including, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face or other direct transactions between the Selling Security Holders and purchasers without a broker-dealer or other intermediary. Such broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.


                            DESCRIPTION OF SECURITIES


GENERAL

         The following description of the material terms of the Common Stock is subject to the Florida Business Corporation Act (the "FBCA") and to the provisions contained in the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), and By-laws, as amended, copies of which have been filed with the Securities and Exchange Commission. See "Available Information."

         The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, no par value, and 3,000,000 shares of preferred stock, no par value (the "Preferred Stock"). As of November 12, 1997, there were outstanding 10,921,314 shares of Common Stock and no shares of Preferred Stock.

COMMON STOCK

         The Company is authorized to issue 30,000,000 shares of Common Stock, no par value per share, of which as of the date of this Prospectus, 10,921,314 shares of Common Stock are outstanding. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, validly authorized and issued, fully paid, and non-assessable.

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

         For a period of 24 months from the date of its initial public offering, November 1, 1996, the Company may not issue any shares of Common Stock pursuant to Regulation S without such underwriter's prior written consent.

PREFERRED STOCK

         The Company is authorized to issue up to 3,000,000 shares of Preferred Stock, no par value per share, of which no shares are outstanding as of the date hereof. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company.

NASDAQ NATIONAL MARKET/Registered Trademark/

         The Common Stock is traded on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol: VTCH.

TRANSFER AND WARRANT AGENT AND REGISTER

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


                                  LEGAL MATTERS


         The validity of the issuance of the securities offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson P.A., Fort Lauderdale, Florida. Atlas, Pearlman, Trop & Borkson own 26,500 shares of Common Stock.


                                     EXPERTS


         The audited consolidated financial statements of Vitech America, Inc. as of December 31, 1996 and December 31, 1995, and for each of three fiscal years in the period ended December 31, 1996, incorporated by reference into this Prospectus, have been audited by Pannell Kerr Forster PC, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The audited financial statements of Microtec Sistemas Industria e Comercio S.A. as of December 31, 1996 and December 31, 1995, and for each of the two fiscal years in the period ended December 31, 1995, incorporated by reference into this Prospectus, have been audited by Deloitte Touche Tohmatsu, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                 INDEMNIFICATION


         The Articles of Incorporation of the Company provide that every director and every officer of the corporation, every former director and former officer of the corporation, and every person who may have served at the request of the corporation as a director or officer of another corporation in which the corporation owns shares of capital stock or of which it is a creditor, and the heirs, executors, administrators, and assignors of all of the above persons shall be indemnified by the corporation for expenses actually and necessarily incurred by him in connection with the defense of any action, suit, or proceeding to which he may be a party by reason of his being or having been a director or officer of the corporation or of such other corporation regardless of whether or not he continues to be a director or officer at the time of incurring such expenses, except with respect to matters as to which he shall be finally adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duty. The rights of indemnification set forth in the Articles of Incorporation shall not be exclusive of any other rights to which such person may be entitled by law or otherwise.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of the director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for, or assenting to, an unlawful distribution; and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by, or in the right of, the Company to procure a judgment in its favor or in a proceeding by, or in the right of, a shareholder. The statute does not effect the director's responsibilities under any other law.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

         Registration Fees - Securities and
           Exchange Commission                                      $ 22,871
         Cost of Printing                                              1,000*
         Legal Fees and Expenses                                       5,000*
         Accounting Fees and Expenses                                  5,000*
         Blue Sky Fees and Expenses                                      500*
         Miscellaneous                                                   629*
                                                                    ---------

         Total                                                      $ 35,000*

*Estimated

Item 15.  Indemnification of Directors and Officers.

         The Articles of Incorporation of the Company provide that every director and every officer of the corporation, every former director and former officer of the corporation, and every person who may have served at the request of the corporation as a director or officer of another corporation in which the corporation owns shares of capital stock or of which it is a creditor, and the heirs, executors, administrators, and assignors of all of the above persons shall be indemnified by the corporation for expenses actually and necessarily incurred by him in connection with the defense of any action, suit, or proceeding to which he may be a party by reason of his being or having been a director or officer of the corporation or of such other corporation regardless of whether or not he continues to be a director or officer at the time of incurring such expenses, except with respect to matters as to which he shall be finally adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duty. The rights of indemnification set forth in the Articles of Incorporation shall not be exclusive of any other rights to which such person may be entitled by law or otherwise.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of the director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for, or assenting to, an unlawful distribution; and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by, or in the right of, the Company to procure a judgment in its favor or in a proceeding by, or in the right of, a shareholder. The statute does not effect the director's responsibilities under any other law.

Item 16.  Exhibits and Financial Statement Schedules.

         a. The exhibits constituting part of the Registration Statement are as follows:

                  (1.1)    Form of Underwriting Agreement. (1)

                  (1.2)    Form Representative's Warrant Agreement. (1)

                  (2.1) Contract for Discontinuation of Company Participations and other Agreements between Vitech America, Inc., Microtec Holding USA, Inc. and Microhold Participacoes e Empreendimentos S/C Ltda. Dated July 10, 1997. (2)

                  (2.2) Purchase agreement between Vitech America, Inc. and Microtec Holdings USA, Inc. dated July 10, 1997. (2)

                  (3.1)    Articles of Incorporation dated June 24, 1993. (1)

                  (3.2) Amendments to the Company Articles of Incorporation dated November 13, 1995 and July 26, 1996. (1)

                  (3.3)    By-Laws of the Company. (1)

                  (4.1)    Form of Common Stock Certificate. (1)

                  (5.1) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. concerning legality of shares being registered pursuant to this Registration Statement.

                  (10.1)   Stock Option Plan. (1)

                  (10.2) Employment Agreement between the Company and William St. Laurent, dated as of January 1, 1996. (1)

                  (10.3)   Employment Agreement between the Company and Georges
                           C. St. Laurent, III, dated as of January 1, 1996. (1)

                  (10.5) Option Agreements for William and Georges St. Laurent. (1)

                  (10.6) Senior Convertible Note payable to Georges C. St. Laurent Jr. dated June 26, 1997. (2)

                  (10.7) Securities Purchase Agreement dated October 10, 1997, by and between the Company, H.W. Partners, L.P., as Purchaser's Representative and Investor. (3)

                  (10.8) Form of Convertible Promissory Note dated October 10, 1997 for the Investors.(3)

                  (10.9) Put and Call Agreement dated October 10, 1997 between the Company and the Investors. (3)

                  (10.10) Registration Rights Agreement dated October 10, 1997 between the Company and the Investors. (3)

                  (10.11) Form of Convertible Promissory Note dated October 10, 1997. (3)

                  (10.14) Loan Agreement dated August 19, 1997 between the Company and Georges C. St. Laurent Jr.(4)

                  (10.15) Senior Convertible Note dated August 19,1997 to Georges C. St. Laurent Jr.(4)

                  (10.16) Senior Convertible Note dated October 10, 1997 to Georges C. St. Laurent Jr.(4)

                  (21)     Subsidiaries of the Company.

                  (23.1)   Consent of Pannell Kerr Forster PC.

                  (23.2)   Consent of Deloitte & Touche Tohmatsu

                  (23.3) Consent of Atlas, Pearlman, Trop & Borkson, P.A., counsel for the Company, is included in an opinion filed in Exhibit 5.1.


(1) Incorporated by reference to exhibit of the same number filed with the Company's Registration Statement on Form S-1, file #333-11505.

(2) Incorporated by reference to the Company's Current Report on Form 8-K dated July 10, 1997 as amended on Form 8-K/A filed September 23, 1997.

(3) Incorporated by reference to the Company's Current Report on Form 8-K dated October 10, 1997.

(4) Incorporated by reference to the Company's Quarterly Report on Form 10-Q dated September 30, 1997.

Item 17.  Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (a)      The undersigned Company hereby undertakes:

                  (i) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                  (ii) that, for determining any liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof;

                  (iii) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

                  (iv) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami and the State of Florida, on the 18th day of November, 1997.

                                      VITECH AMERICA, INC.

                                      By: /S/ WILLIAM C. ST. LAURENT
                                         ----------------------------------
                                         WILLIAM C. ST. LAURENT, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                      TITLE                                    DATE
             ---------                                      -----                                    ----

  /S/ GEORGES C. ST. LAURENT, III           Chairman of the Board of Directors                 November 18, 1997
-----------------------------------         and Chief Executive Officer
Georges C. St. Laurent, III                 (Principal Executive Officer)


  /S/ WILLIAM C. ST. LAURENT                President, Chief Operating Officer                 November 18, 1997
-----------------------------------         and Director
William C. St. Laurent


  /S/ EDWARD A. KELLY                       Chief Financial Officer                            November 18, 1997
-----------------------------------         (Principal Accounting Officer)
Edward A. Kelly


  /S/ TOUMA MAKDASSI ELIAS                  Director                                           November 18, 1997
---------------------------------
Touma Makdassi Elias


  /S/ JOSEPH K. MEYER                       Director                                           November 18, 1997
-----------------------------------
Joseph K. Meyer

]
  /S/ H. R. SHEPHERD                        Director                                           November 18, 1997
------------------------------------
H.R. Shepherd










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